Exhibit 23.2

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Parlex Corporation on Form S-3 of our report dated September 29, 2003 (October 8, 2003 as to the fourth paragraph of Note 1 and the seventh paragraph of Note 7) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for goodwill and other intangible assets), appearing in the Annual Report on Form 10-K of Parlex Corporation for the year ended June 30, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ Deloitte & Touche LLP
Boston, Massachusetts

June 7, 2004